UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Nikola Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

[Social media post first used on May 31, 2024]

#NKLA stockholders! Have you voted yet? Each vote is critical. Call Alliance Advisors at (855) 935-2562 (toll-free), 1-551-210-9929 (international) or click HERE to make your voice heard and keep the future of Nikola moving forward: [link to 2024 Annual Meeting landing page]

[Social media post first used on May 31, 2024]
[link to video message to stockholders]
5 days to vote! Have you voted yet? Each vote is critical. Call Alliance Advisors at (855) 935-2562 (toll-free), 1-551-210-9929 (international) or click HERE to make your voice heard and keep the future of Nikola moving forward: [link to 2024 Annual Meeting landing page]

[Transcript of video message to stockholders first used on May 31, 2024]
From the beginning, Nikola has been a catalyst of innovation, recognized for its bold vision and potential to transform the industry.
Through our unwavering commitment to execution, we established an important first-mover advantage in the market.
This momentum can be supported by approving the proposed reverse stock split and helping reset our financial foundation.
This would reduce the number of common shares outstanding and proportionately increase the dollar value per share.

Example of a reverse split

100 SHARES = $100
10 SHARES = $100

*for illustrative purposes only

The total dollar value of issued common stock will not change as a result of a reverse split, but will allow our stock to trade above the one-dollar threshold required to remain a Nasdaq-listed company.
To encourage further investor interest and improve the marketability of our common stock to a broader range of investors, we believe a successful reverse split is essential.
Nikola is on a mission— to innovate; to pioneer.
We are one-thousand dedicated employees, many here from the beginning, right there alongside you as stockholders of this company.
We’ve weathered rough terrain and come out stronger, with unshakable confidence in our leadership and board.
We believe in the same mission: to pioneer solutions for a zero emissions world.
With our trucks serving customer fleets across North America today, Nikola is proving that a zero-emissions world is possible, and we’re building it together.
Today, we call on you to reaffirm your commitment to a more sustainable, cleaner, and brighter future.
Your unwavering support guides every step to a better tomorrow.
We encourage you to vote yes to approve our proposals today.

NIKOLA

NIKOLAMOTOR.COM

#follownone

To vote, call:
(855) 935-2562 *(North America)*
+1 (551) 210-9929 *(International)*

or vote online at:
proxyvote.com

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements within the meaning of federal securities laws with respect to Nikola Corporation (the "Company"). Forward-looking statements are predictions, projections, and other statements about future events based on current expectations and assumptions that are not historical fact and, as a result, are subject to risks and uncertainties. Forward-looking statements include but are not limited to: the Company's outlook and mission; the Company's beliefs that it has first-mover advantage; the Company's beliefs regarding the benefits of its trucks; the Company's beliefs regarding the potential benefits of a reverse stock split, including its potential effect on the Company's stock price, Nasdaq listing, the ability to increase investor interest, improving the marketability of its common stock and other intended benefits; and the Company's belief that a reverse stock split is essential. Risks and uncertainties that may cause actual results to differ include: factors generally affecting the business, operations, and financial condition of the Company; the Company's ability to satisfy customer expectation; the actual effect on any reverse stock split on the Company's stock price; the ability of the Company to attract additional investors; and the factors, risks and uncertainties described in the "Risk Factors" section of the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2024 filed with the Securities and Exchange Commission (the "SEC"), in addition to the Company's subsequent filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

[Email from Stephen J. Girsky first sent to employees on May 31, 2024]
Hello team,
We're just a few days away from our Annual Meeting of Stockholders, and the deadline to vote is coming up fast.
We've shared a video on our social media platforms explaining why it's so important for our stockholders, including you, to vote in favor of all five proposals.
Your vote is crucial, especially now, as we work to keep up the momentum we've all worked so hard to build. If you were a stockholder on April 19, 2024, you can vote—even if you've since sold your shares.
It only takes a few minutes to vote. You can do it by calling (855) 935-2562 or online at www.proxyvote.com.
If you've already voted, thank you! If not, please make sure to vote by the deadline on Tuesday, June 4, 2024, at 11:59 p.m. Eastern Time.
Let's keep moving forward together.
Steve

[Social Media Post to be first used on or about June 1, 2024]

EVERY vote is critical at this moment. VOTE by June 4, 2024, at 11:59 p.m. ET. Call Alliance Advisors at (855) 935-2562 (toll-free),1-551-210-9929 (international) or click HERE [link to 2024 Annual Meeting landing page] to vote your shares today.

[Social Media Post to be first used on or about June 1, 2024]

[link to video message to stockholders]

4 days to vote! This is the time—your vote matters most. VOTE by June 4, 2024, at 11:59 p.m. ET. Call Alliance Advisors at (855) 935-2562 (toll-free),1-551-210-9929 (international) or click HERE [link to 2024 Annual Meeting landing page] to vote your shares today.

[Social Media Post to be first used on or about June 2, 2024]

Urging all #NKLA stockholders to vote! This vote is crucial—your voice is needed. Call Alliance Advisors at (855) 935-2562 (toll-free), 1-551-210-9929 (international) or click here to determine the future of Nikola: [link to 2024 Annual Meeting landing page]

[Social Media Post to be first used on or about June 3, 2024]

[link to video message to stockholders]

24 hours to vote. EVERY vote is vital to keep the future of Nikola moving forward.
VOTE today by calling (855) 935-2562 (toll-free), 1-551-210-9929 (international) or click HERE [link to 2024 Annual Meeting landing page]. Your VOTE has never been more important.